AGREEMENT

This agreement is by and between FIRST HOME SAVINGS BANK and FIRST

BANCSHARES, INC., hereinafter jointly called the “Bank," and CHARLES W. SCHUMACHER, hereinafter called "Schumacher."

RECITALS

A.

Schumacher has resigned as a member of the board of directors and as an officer and employee of both FIRST HOME SAVINGS BANK and FIRST BANCSHARES, INC.

B.

The parties desire to stipulate certain rights and obligations and to make provisions for Schumacher to act as a consultant for the Bank..

ACCORDINGLY, it is agreed:

1.

Schumacher will act as a consultant for the Bank from date of this

Agreement through November 21, 2005, and for such the Bank will pay him (in addition to amounts paid him since September 7, 2005) $15,896.70 which amount is net of applicable withholding taxes.

2.

The Bank will also pay Schumacher  $13,520.89 for unused vacation days and personal days which amount is net of applicable withholding taxes.

2.

Schumacher will remain covered by the Bank’s medical and dental insurance through November 21, 2005.

3.

Schumacher will make himself available at reasonable time through

November 21, 2005, to confer with Bank employees and directors about Bank affairs.

5.

Schumacher hereby releases and discharges the Bank and its directors,

employees and agents from all claims and demands arising out of or connected with: (a)  Schumacher’s prior employment contract with the Bank; and (b)  any and all matters related to Schumacher’s employment with the Bank or his service as a director.

6.

The Bank hereby releases and discharges Schumacher from

claims arising out Schumacher’s employment with the Bank.

7.

The parties agree that a reference letter in the form attached hereto as Exhibit A will be used when appropriate, and that neither party will comment otherwise as to Schumacher’s employment with the Bank or about the terms of this Agreement without the consent of the other party, except as required by law.

8.

Whenever this agreement requires notice or a request from one party to the other, it may be given by certified mail or hand delivery as follows:  If to the Bank to:

H.F. Glass, 1736 E. Sunshine, Suite 405, Springfield, MO 65804, If to Schumacher:

3471 E. Bluff Point Dr., Ozark, MO 65721

9..

This Agreement embodies the entire agreement between the parties, and there are no oral or written agreements between the parties nor any representations made by any party relative to the subject matter hereof, which are not expressly set forth herein.

10..

Any dispute or claim arising out of or relating to this Agreement or performance of it shall be resolved by arbitration.  If the parties cannot agree on one arbitrator, the Bank will select one, Schumacher shall select one and the two will select a third.  Then, an award signed by any two of them shall be final.  A judgment upon the award may be entered by any court having jurisdiction.  The arbitration will be held in

Greene County, Missouri.

11..

This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

12..

This Agreement shall be governed by the laws of the State of Missouri.  All parties to this Agreement have participated freely in the negotiation and preparation hereof; accordingly, this agreement shall not be more strictly construed against any one of the parties hereto.

Made and executed October __31__ , 2005.

FIRST BANCSHARES, INC. and

FIRST HOME SAVINGS BANK

By: _/s/ Harold F. Glass____________

__/s/ Charles W. Schumacher____

       Harold F. Glass

                      Charles W. Schumacher